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                                                                    EXHIBIT 99.2

                                 MIGRATEC, INC.
                          STOCK OPTION GRANT AGREEMENT
                        (IMMEDIATELY EXERCISABLE OPTIONS)

         Optionee has been granted an option (the "OPTION") to purchase shares of the common stock (the "Shares") of MigraTEC, Inc. (the "COMPANY") pursuant to this Stock Option Grant Agreement (the "GRANT AGREEMENT"), the Company's Long-Term Incentive Plan, as amended and restated (the "PLAN") and the attached form of Stock Option Agreement (the "OPTION AGREEMENT"), the provisions of which are incorporated herein by reference.

         TYPE OF OPTION:   __      Incentive Stock Option
                           __      Nonstatutory Stock Option

The following terms shall have their respective meanings as set forth below or in the Plan.

         "DATE OF GRANT" means _______________.

         "NUMBER OF OPTION SHARES" means ________________ shares of Common
         Stock.

         "EXERCISE PRICE" means $___ per share of Common Stock.

         "INITIAL VESTING DATE" means ________________________.

         "OPTION EXPIRATION DATE" means _____________ (ten years from Date of Grant or, for any person who holds 10% or more of the Company's outstanding securities, five years from Date of Grant).

         "VESTED RATIO" means, on any relevant date, the ratio determined as follows:

                  (a) On the Initial Vesting Date, the Vested Ratio shall be
                      ____.

                  (b) On the first day of each full calendar month during
                      Optionee's Service, beginning ________ until the Vested Ratio equals 1/1, the Vested Ratio shall be increased by ___.

By their signatures below, the parties hereto agree that the Option is governed by the terms and conditions of the Plan (as in effect on the Date of Grant) and the Option Agreement, both of which are attached hereto. The Optionee acknowledges receipt of a copy of the Plan and the Option Agreement, represents that he or she is familiar with the provisions contained therein, and hereby accepts the Option subject to all of the terms and conditions thereof.

OPTIONEE:                                    MIGRATEC, INC.


                                             By:
------------------------------------            ------------------------------
                                                T. Ulrich Brechbuhl
Name:                                           President and Chief Financial
     -------------------------------            Officer
Address:
        ----------------------------


Attachments: Long-Term Incentive Plan Stock Option Agreement (Immediately
             Exercisable Options)


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                                 MIGRATEC, INC.
                             STOCK OPTION AGREEMENT
                        (IMMEDIATELY EXERCISABLE OPTIONS)

         MigraTEC, Inc. has granted to the Optionee, pursuant to a Stock Option Grant Agreement (the "Grant Agreement") and the Company's Long-Term Incentive Plan, as amended and restated (the "Plan"), an Option to purchase certain shares of its common stock (the "Shares"), upon the terms and conditions set forth in this Agreement. The Option shall in all respects be subject to the terms and conditions of the Grant Agreement and the Plan, the provisions of which are incorporated herein by reference.

1. DEFINITIONS AND CONSTRUCTION.

         1.1 DEFINITIONS. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Agreement or the Plan.

         1.2 CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.

2. TAX CONSEQUENCES.

         2.1 TAX STATUS OF OPTION. As indicated in the Grant Agreement, this Option is intended to be either an incentive stock option within the meaning of
Section 422(b) of the Code or a nonstatutory stock option, which is not intended to qualify as an incentive stock option. The Optionee should consult with the Optionee's own tax advisor regarding the tax effects of this Option (and any requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements).

         2.2 FAIR MARKET VALUE LIMITATION. If this Option is designated an incentive stock option in the Grant Agreement, to the extent that the Option (together with all incentive stock options granted to the Optionee under all stock option plans of the Company, including the Plan) becomes exercisable for the first time during any calendar year for shares having a Fair Market Value greater than $100,000, the portion of such options which exceeds such amount will be treated as nonstatutory stock options. For purposes of this Section 2.2, Options designated as incentive stock options are taken into account in the order in which they were granted, and the Fair Market Value of the Shares is determined as of the time the Option with respect to such Shares is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 2.2, such different limitation shall be deemed incorporated herein effective as of the date required or permitted by such amendment to the Code. If the Option is treated as an incentive stock option in part and as a nonstatutory stock option in part by reason of the limitation set forth in this Section 2.2, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such



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designation, the Optionee shall be deemed to have exercised the incentive stock option portion of the Option first.(1)

         2.3 ELECTION UNDER SECTION 83(b) OF THE CODE. If the Optionee exercises this Option prior to vesting (or otherwise nontransferable and subject to a substantial risk of forfeiture), the Optionee understands that the Optionee should consult with the Optionee's tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code. This election must be filed no later than 30 days after the date on which the Optionee exercises the Option. Shares acquired upon exercise of the Option are nontransferable and subject to a substantial risk of forfeiture if, for example, (a) they are unvested and are subject to a right of the Company to repurchase such shares at the Optionee's original purchase price if the Optionee's employment or service terminates, (b) the Optionee is an officer or a director of the Company or any other person whose transactions in Common Stock are subject to Section 16 of the Securities Exchange Act of 1934 (an "Insider") and, under certain circumstances, exercises the Option within six months of the Date of Grant (if a class of equity security of the Company is registered under Section 12 of the Securities Exchange Act of 1934), or (c) the Optionee is subject to a restriction on transfer to comply with "Pooling-of-Interests Accounting" rules. Failure to file an election under Section 83(b), if appropriate, may result in adverse tax consequences to the Optionee. The Optionee acknowledges that the Optionee has been advised to consult with a tax advisor prior to the exercise of the Option regarding the tax consequences to the Optionee of the exercise of the Option. AN ELECTION UNDER SECTION 83(b) MUST BE FILED WITHIN 30 DAYS AFTER THE DATE ON WHICH THE OPTIONEE PURCHASES SHARES. THIS TIME PERIOD CANNOT BE EXTENDED. THE OPTIONEE ACKNOWLEDGES THAT TIMELY FILING OF A SECTION 83(b) ELECTION IS THE OPTIONEE'S SOLE RESPONSIBILITY, EVEN IF THE OPTIONEE REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS OR HER BEHALF.

3. EXERCISE OF THE OPTION.

         3.1 RIGHT TO EXERCISE. Except as otherwise provided herein, the Option shall be exercisable on and after the Date of Grant (or if later, the date on which the Optionee commences employment or service with the Company) and prior to the termination of the Option (as provided in Section 5 herein) in an amount not to exceed the Number of Option Shares less the number of shares previously acquired upon exercise of the Option, subject to the Optionee's agreement that any

----------

         (1)NOTE TO OPTIONEE: If the aggregate Exercise Price of the Option (that is, the Exercise Price multiplied by the Number of Option Shares) plus the aggregate exercise price of any other incentive stock options you hold (whether granted pursuant to the Plan or any other stock option plan of the Company) is greater than $100,000 you should contact the Chief Financial Officer of the Company or other authorized representative of the Company to ascertain whether the entire Option qualifies as an incentive stock option.



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shares purchased upon exercise are subject to the Company's Unvested Share
Repurchase Option and Right of First Refusal (as such terms are defined herein).

         3.2 METHOD OF EXERCISE. Exercise of the Option shall be by written notice to the Company which must state the election to exercise the Option, the number of whole shares of Common Stock for which the Option is being exercised and such other representations and agreements as to the Optionee's investment intent with respect to such shares as may be required pursuant to the provisions of this Agreement. The written notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, or other authorized representative of the Company, prior to the termination of the Option as set forth in Section 5 herein, accompanied by full payment of the aggregate Exercise Price for the number of Shares being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such written notice, the aggregate Exercise Price, and, if required by the Company, such executed agreement.

         3.3 PAYMENT OF EXERCISE PRICE.

         (a) FORMS OF CONSIDERATION AUTHORIZED. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Common Stock for which the Option is being exercised shall be made (i) in cash or by certified check or bank check, (ii) with the consent of the Committee, by delivery of a promissory note in favor of the Company upon such terms and conditions as determined by the Committee, (iii) with the consent of the Committee, by tendering previously acquired Shares (valued at their Fair Market Value, as determined by the Committee as of the date of tender) including through a Cashless Exercise, or (iv) with the consent of the Committee, any combination of (i), (ii) and (iii). In the event Optionee wishes to pay all or any portion of the purchase price by any of the methods set forth in clause
(ii), (ii) or (iv) of the preceding sentence, Optionee shall, not less than fourteen (14) days prior to the date of exercise, give written notice to the Secretary of the Company requesting approval of such payment method, setting forth the particulars of the proposed payment method. The Committee shall approve, disapprove or modify (to the extent consistent with the foregoing) the proposed payment method within fourteen (14) days of its receipt of the request.

         (b) LIMITATIONS ON FORMS OF CONSIDERATION.

                  (i) TENDER OF STOCK. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Common Stock to the extent such tender, or attestation to the ownership, of Common Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. The Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Common Stock unless such shares either have been owned by the Optionee for more than six months or were not acquired, directly or indirectly, from the Company.



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                  (ii) CASHLESS EXERCISE. A "Cashless Exercise" means the
assignment in a form acceptable to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to decline to approve or terminate any such program or procedure. Generally, and without limiting the Company's absolute discretion, a Cashless Exercise will only be permitted at such times in which the shares underlying this Option are publicly traded.

         3.4 TAX WITHHOLDING. At the time the Option is exercised, in whole or in part or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option. The Optionee is cautioned that the Option is not exercisable unless the tax withholding obligations of the Company are satisfied. Accordingly, the Optionee may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

         3.5 CERTIFICATE REGISTRATION. Except in the event the Exercise Price is paid by means of a Cashless Exercise, the certificate for the shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, the Optionee's heirs.

         3.6 RESTRICTIONS ON GRANT OF THE OPTION AND ISSUANCE OF SHARES. The grant of the Option and the issuance of shares of Common Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Common Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the



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authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

         3.7 FRACTIONAL SHARES. The Company shall not be required to issue fractional shares upon the exercise of the Option.

4. NONTRANSFERABILITY OF THE OPTION.

         The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee's guardian or legal representative and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in Section 6, may be exercised by the Optionee's legal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

5. TERMINATION OF THE OPTION.

         The Option shall terminate and may no longer be exercised on the first to occur of (a) the Option Expiration Date, (b) the last date for exercising the Option following termination of the Optionee's employment or service with the Company as described in Section 6 herein, or (c) pursuant to a Change of Control, to the extent provided in the Plan.

6. EFFECT OF TERMINATION OF SERVICE.

         6.1 OPTION EXERCISABILITY.

                  (a) DISABILITY. If the Optionee's employment or other service with the Company ("Service") is terminated because of the Disability (as defined in the Plan) of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated, may be exercised by the Optionee (or the Optionee's guardian or legal representative) at any time prior to the Option Expiration Date or within one (1) year after the date of such termination of Service, whichever is shorter. (NOTE: If an incentive stock option is exercised more than three months after the date on which the Optionee's Service as an Employee terminated as a result of a Disability other than a permanent and total disability as defined in Section 22(e)(3) of the Code, the Option will be treated as a nonstatutory stock option and not as an incentive stock option to the extent required by Section 422 of the Code.)

                  (b) DEATH. If the Optionee's Service with the Company is terminated because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which



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the Optionee's Service terminated, may be exercised by the Optionee's legal representative or other person who acquired the right to exercise the Option by reason of the Optionee's death at any time prior to the expiration of one (1) year after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date, or as otherwise provided in Section
7.7 of the Plan. The Optionee's Service shall be deemed to have terminated on account of death if the Optionee dies within 30 days after the Optionee's termination of Service.

                  (c) OTHER TERMINATION OF SERVICE. If the Optionee's Service with the Company terminates for any reason other than Disability or death of the Optionee or for "cause," as defined in accordance with any applicable employment or engagement agreement in effect between the Optionee and the Company on the Date of Grant, or if no such agreement is in effect, as determined by the Committee in its sole and absolute discretion, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee's Service terminated, may be exercised by the Optionee within (i) 90 days after such termination if the Optionee is a non-director employee or a consultant, or
(ii) one year after such termination if the Optionee is a director, unless such Option terminates prior to such time.

         6.2 ADDITIONAL LIMITATION ON OPTION EXERCISE. Notwithstanding the provisions of Section 6.1 herein, the Option may not be exercised after the Optionee's termination of Service to the extent that the shares to be acquired upon exercise of the Option would be subject to the Unvested Share Repurchase Option.

         6.3 EXTENSION IF EXERCISE PREVENTED BY LAW. Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in Section 6.1 herein is prevented by the provisions of Section 3.6 herein, the Option shall remain exercisable until 30 days after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date. The Company makes no representation as to the tax consequences of any such delayed exercise. The Optionee should consult with the Optionee's own tax advisor as to the tax consequences of any such delayed exercise.

         6.4 EXTENSION IF OPTIONEE SUBJECT TO SECTION 16(B). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 6.1 herein of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, the Option shall remain exercisable until the earliest to occur of (i) the 10th day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the 190th day after the Optionee's termination of Service, or (iii) the Option Expiration Date. The Company makes no representation as to the tax consequences of any such delayed exercise. The Optionee should consult with the Optionee's own tax advisor as to the tax consequences of any such delayed exercise.

7. RIGHTS AS A SHAREHOLDER, EMPLOYEE, CONSULTANT OR DIRECTOR.

         The Optionee shall have no rights as a shareholder with respect to any shares covered by the Option until the date of the issuance of a certificate for the shares for which the Option has been



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exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Sections 7.10 and
7.11 of the Plan. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company and the Optionee, the Optionee's employment is "at will" and is for no specified term. Nothing in this Agreement shall confer upon the Optionee any right to continue in the Service of the Company or interfere in any way with any right of the Company to terminate the Optionee's Service as an employee, consultant or director, as the case may be, at any time for any reason or for no reason, with or without cause.


8. UNVESTED SHARE REPURCHASE OPTION.

         8.1 GRANT OF UNVESTED SHARE REPURCHASE OPTION. If the Optionee's Service with the Company is terminated for any reason or no reason, with or without cause, or, if the Optionee, the Optionee's legal representative, or other Optionee of shares acquired upon exercise of the Option attempts to sell, exchange, transfer, pledge, or otherwise dispose of (other than pursuant to a Change of Control) any shares acquired upon exercise of the Option which exceed the Vested Shares as defined in Section 8.2 below (the "Unvested Shares"), the Company shall have the right to repurchase all or any portion of the Unvested Shares under the terms and subject to the conditions set forth in this Section 8 (the "Unvested Share Repurchase Option"). If the Optionee violates the terms of any confidentiality, noncompetition and/or assignment of rights agreement between Optionee and the Company or commits an act of fraud, embezzlement or other crime against the Company, the Company shall have the right to repurchase all or any portion of the Vested Shares and Unvested Shares under the terms and subject to the conditions set forth in this Section 8 (the "Total Share Repurchase Option"). In the event that any of the provisions of this Section 8 are inconsistent with the terms of any written employment agreement between the Optionee and the Company, the terms of such employment agreement shall control.

         8.2 VESTED SHARES DEFINED. The "Vested Shares" shall mean, on any given date, a number of shares of Common Stock equal to the Number of Option Shares multiplied by the Vested Ratio determined as of such date and rounded down to the nearest whole share; provided, that a greater number of shares of Common Stock may be Vested Shares pursuant to the following provisions:

                  8.2.1 CHANGE OF CONTROL. All Unvested Shares of the Optionee shall immediately become Vested Shares in the event of the Optionee's Involuntary Termination (as defined below) within twelve (12) months following a Change of Control. For purposes of this Agreement, "Involuntary Termination" means (i) a termination by the Company of the Optionee's Service with the Company other than for Cause (as defined below); (ii) a material reduction of the Optionee's duties, authority, responsibilities or title, relative to the Optionee's duties, authority or responsibilities as in effect immediately prior to such reduction;
         (iii) a material reduction by the Company in the base salary of the Optionee as compared to the base salary in effect immediately prior to such reduction; (iv) a material reduction by the Company



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         in the kind or level of employee benefits, including bonuses, as compared to the benefits to which the Optionee was entitled immediately prior to such reduction, with the result that the Optionee's overall benefits are materially reduced; or (v) the relocation of the Optionee to a facility or a location more than fifty (50) miles from the Optionee's then present location. "Cause" shall have the meaning set forth for such term in any written employment agreement between the Optionee and the Company in effect immediately prior to the Change on Control, or, if no such written agreement exists or is in effect, shall mean for purposes of this Section 8.2.1 and Section 8.2.2 only: (i) any willful act of personal dishonesty, fraud or misrepresentation taken by the Optionee in connection with his or her responsibilities as an employee, consultant, advisor or director; (ii) the Optionee's conviction of a felony; (iii) the Optionee's continued failure to substantially perform his or her principal and reasonable duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied in a reasonable period of time after receipt of written notice from the Company; (iv) the Optionee's knowing and intentional engagement in illegal conduct which has caused, or could reasonably be expected to cause, serious injury to the Company or its affiliates; or
         (v) willful acts by the Optionee constituting misconduct in connection with his or her Service that has caused, or could reasonably be expected to cause, serious injury to the Company or its affiliates. No act or failure to act shall be considered "willful" unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company.

                  8.2.2 TERMINATION WITHIN ONE YEAR. In the event of the termination of Optionee's Service by the Company without Cause within the first year of Optionee's Service to the Company, all Unvested Shares that would have become Vested Shares on the Initial Vesting Date shall immediately become Vested Shares.

                  8.2.3 DEATH OR DISABILITY. In the event of the termination of Optionee's Service as a result of the death or disability of the Optionee, all Unvested Shares that would have become Vested Shares at any time during the twelve (12) month period following such termination shall immediately become Vested Shares.

         8.3 EXERCISE OF UNVESTED SHARE REPURCHASE OPTION. The Company may exercise the Unvested Share Repurchase Option by written notice to the Optionee within 60 days after (a) termination of the Optionee's Service (or exercise of the Option, if later) or (b) the Company has received notice of the attempted disposition of Unvested Shares. The Company may exercise the Total Share Repurchase Option by written notice to the Optionee within 60 days after any event giving rise to the Total Share Repurchase Option. If the Company fails to give notice within such 60 day period, the Unvested Share Repurchase Option or the Total Share Repurchase Option, as the case may be, shall terminate unless the Company and the Optionee have extended the time for the exercise of the Unvested Share Repurchase Option or Total Share Repurchase Option, as the case may be.

         8.4 PAYMENT FOR SHARES AND RETURN OF SHARES TO COMPANY. The purchase price per share being repurchased by the Company shall be an amount equal to the Optionee's original cost per



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share (the "Repurchase Price"). The Company shall pay the aggregate Repurchase
Price to the Optionee in cash within 30 days after the date of the written notice to the Optionee of the Company's exercise of the Unvested Share Repurchase Option or Total Share Repurchase Option. For purposes of the foregoing, cancellation of any purchase money indebtedness of the Optionee to any Company for the shares shall be treated as payment to the Optionee in cash to the extent of the unpaid principal and any accrued interest canceled. The shares being repurchased shall be delivered to the Company by the Optionee at the same time as the delivery of the Repurchase Price to the Optionee.

         8.5 ASSIGNMENT OF SHARE REPURCHASE OPTION. The Company shall have the right to assign the Unvested Share Repurchase Option or Total Share Repurchase Option at any time, whether or not such option is then exercisable, to one or more persons or entities as may be selected by the Company.

         8.6 CHANGE OF CONTROL. Upon the occurrence of a Change of Control, any and all new, substituted or additional securities or other property to which the Optionee is entitled by reason of the Optionee's ownership of Unvested Shares shall be immediately subject to the Unvested Share Repurchase Option and included in the terms "Common Stock" and "Unvested Shares" for all purposes of the Unvested Share Repurchase Option with the same force and effect as the Unvested Shares immediately prior to the Change in Control. While the aggregate Repurchase Price shall remain the same after such Change in Control, the Repurchase Price per Unvested Share upon exercise of the Unvested Share Repurchase Option following such Change of Control shall be adjusted as appropriate. For purposes of determining the Vested Ratio following a Change of Control, credited Service shall include all Service with any corporation which is the Company at the time the Service is rendered, whether or not such corporation is the Company both before and after the Change of Control.

9. RIGHT OF FIRST REFUSAL.

         9.1 GRANT OF RIGHT OF FIRST REFUSAL. Except as provided in Section 9.7 herein, in the event the Optionee, the Optionee's legal representative, or other Optionee of shares acquired upon exercise of the Option proposes to sell, exchange, transfer, pledge, or otherwise dispose of any Vested Shares (the "Transfer Shares") to any person or entity, including, without limitation, any shareholder of the Company, the Company shall have the right to repurchase the Transfer Shares under the terms and subject to the conditions set forth in this
Section 9 (the "Right of First Refusal"). This Right of First Refusal terminates in accordance with this Section 9.9.

         9.2 NOTICE OF PROPOSED TRANSFER. Prior to any proposed transfer of the Transfer Shares, the Optionee shall deliver written notice (the "Transfer Notice") to the Company describing fully the proposed transfer, including the number of Transfer Shares, the name and address of the proposed transferee (the "Proposed Transferee") and, if the transfer is voluntary, the proposed transfer price, and containing such information necessary to show the bona fide nature of the proposed transfer. In the event of a bona fide gift or involuntary transfer, the proposed transfer price shall be deemed to be the Fair Market Value of the Transfer Shares, as determined by the Board in good faith. If the Optionee proposes to transfer any Transfer Shares to more than one Proposed Transferee, the Optionee shall provide a separate Transfer Notice for the proposed transfer to each Proposed Transferee. The Transfer Notice shall be signed by both the Optionee and the Proposed Transferee and must constitute a binding commitment of the Optionee and the Proposed Transferee for the transfer of the Transfer Shares to the Proposed Transferee subject only to the Right of First Refusal.

         9.3 BONA FIDE TRANSFER. If the Company determines that the information provided by the Optionee in the Transfer Notice is insufficient to establish the bona fide nature of a proposed voluntary transfer, the Company shall give the Optionee written notice of the Optionee's failure to comply with the procedure described in this Section 9, and the Optionee shall have no right to transfer the Transfer Shares without first complying with the procedure described in this
Section 9. The Optionee shall not be permitted to transfer the Transfer Shares if the proposed transfer is not bona fide.

         9.4 EXERCISE OF RIGHT OF FIRST REFUSAL. The Company shall have the right to purchase all, but not less than all, of the Transfer Shares (except as the Company and the Optionee otherwise agree) at the purchase price and on the terms set forth in the Transfer Notice by delivery to the Optionee of a notice of exercise of the Right of First Refusal within 30 days after the date the Transfer Notice is delivered to the Company. The Company's exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice shall not affect the Company's right to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by the Optionee or issued by a person other than the Optionee with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal, the Company and the Optionee shall thereupon consummate the sale of the Transfer Shares to the Company on the terms set forth in the Transfer Notice within 60 days after the date the Transfer Notice is delivered to the Company (unless a longer period is offered by the Proposed Transferee); provided, however, that in the event the Transfer Notice provides for the payment for the Transfer Shares other than in cash, the Company shall have the option of paying for the Transfer Shares by the present value cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of the Optionee to any Company shall be treated as payment to the Optionee in cash to the extent of the unpaid principal and any accrued interest canceled.

         9.5 FAILURE TO EXERCISE RIGHT OF FIRST REFUSAL. If the Company fails to exercise the Right of First Refusal in full (or to such lesser extent as the Company and the Optionee otherwise agree) within the period specified in Section
9.4 herein, the Optionee may conclude a transfer to the Proposed Transferee of the Transfer Shares on the terms and conditions described in the Transfer Notice, provided such transfer occurs not later than 90 days following delivery to the Company of the Transfer Notice. The Company shall have the right to demand further assurances from the Optionee and the Proposed Transferee (in a form satisfactory to the Company) that the transfer of the Transfer Shares was actually carried out on the terms and conditions described in the Transfer Notice. No Transfer Shares shall be transferred on the books of the Company until the Company has received such assurances, if so demanded, and has approved the proposed transfer as bona fide. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Optionee, shall again be subject to the Right of First Refusal and shall require compliance by the Optionee with the procedure described in this Section 9.

         9.6 TRANSFEREES OF TRANSFER SHARES. All transferees of the Transfer Shares or any interest therein, other than the Company, shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee shall receive and hold such Transfer Shares or interest therein subject to all of the terms and conditions of this Option Agreement, including this Section 9 providing for the Right of First Refusal with respect to any subsequent transfer. Any sale or transfer of any shares acquired upon exercise of the Option shall be void unless the provisions of this
Section 9 are met.

         9.7 TRANSFERS NOT SUBJECT TO RIGHT OF FIRST REFUSAL. The Right of First Refusal shall not apply to any transfer or exchange of the shares acquired upon exercise of the Option if such transfer or exchange is in connection with a Change of Control. If the consideration received pursuant to such transfer or exchange consists of stock of the Company, such consideration shall remain subject to the Right of First Refusal unless the provisions of Section 9.9 herein result in a termination of the Right of First Refusal.

         9.8 ASSIGNMENT OF RIGHT OF FIRST REFUSAL. The Company shall have the right to assign the Right of First Refusal at any time, whether or not there has been an attempted transfer to one or more persons as may be selected by the Company.

         9.9 EARLY TERMINATION OF RIGHT OF FIRST REFUSAL. The other provisions of this Agreement notwithstanding, the Right of First Refusal shall terminate and be of no further force and effect upon (a) the occurrence of a Change of Control, unless the acquiring corporation assumes the Company's rights and obligations under the Option or substitutes a substantially equivalent option for the acquiring corporation's stock for the Option, or (b) the existence of a public market for the class of shares subject to the Right of First Refusal. A "public market" shall be deemed to exist if (i) such stock is listed on a national securities exchange (as that term is used in the Exchange Act), (ii) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal or (iii) such stock is quoted on The Nasdaq Stock Market.

10. ESCROW.

         10.1 ESTABLISHMENT OF ESCROW. The Shares subject to the Unvested Share Repurchase Option, Total Share Repurchase Option or Right of First Refusal shall be held by the Secretary of the Company or his designee (the "Escrow Holder"), along with a stock assignment executed by the Optionee in blank, until the expiration of the Company's options as set forth above.

         10.2 TRANSFER OF SHARES. The Escrow Holder is hereby directed to permit transfer of the Shares only in accordance with this Agreement or instructions signed by both the Company and Optionee. In the event further instructions are desired by the Escrow Holder, he shall be entitled to rely upon directions executed by a majority of the authorized number of the Company's Board of

Directors. The Escrow Holder shall have no liability for any act or omission hereunder while acting in good faith in the exercise of his own judgment.

         10.3 REPURCHASE OF SHARES. If the Company or any assignee exercises the Unvested Share Repurchase Option, Total Share Repurchase Option or Right of First Refusal hereunder, the Escrow Holder, upon receipt of written notice of such option exercise from the proposed transferee, shall take all steps necessary to accomplish such transfer.

         10.4 DELIVERY OF SHARES TO OPTIONEE. As soon as practicable after the expiration of the Unvested Share Repurchase Option, Total Share Repurchase Option and Right of First Refusal, but not more frequently than twice each calendar year, the Escrow Holder shall deliver to the Optionee the Shares and any other property no longer subject to such restriction.

         10.5 SHAREHOLDER RIGHTS. Except as provided herein and subject to the terms hereof, the Optionee shall have all the rights of a shareholder with respect to the Shares while they are held in escrow, including, without limitation, the right to vote the Shares and receive any cash dividends declared thereon. If, from time to time while such Shares are held in escrow, there is
(i) any stock dividend, stock split or other change in the Shares, or (ii) any merger or sale of all or substantially all of the assets or other acquisition of the Company, any and all new, substituted or additional securities to which the Optionee is entitled by reason of his ownership of the Shares shall be immediately subject to this escrow, deposited with the Escrow Holder and included thereafter as "Shares" for purposes of this Agreement.

         10.6 NOTICES AND PAYMENTS. In the event the Shares and any other property held in escrow are subject to the Company's exercise of the Unvested Share Repurchase Option, Total Share Repurchase Option or Right of First Refusal, the notices required to be given to the Optionee shall be given to the Escrow Holder, and any payment required to be given to the Optionee shall be given to the Escrow Holder. Within 30 days after payment by the Company, the Escrow Holder shall deliver the Shares and any other property that the Company has purchased to the Company and shall deliver the payment received from the Company to the Optionee.

11. STOCK DISTRIBUTIONS SUBJECT TO THIS AGREEMENT.

         If, from time to time, there is any stock dividend, stock split or other change, as described in Section 7.10 of the Plan, in the character or amount of any of the outstanding stock of the corporation the stock of which is subject to the provisions of this Agreement, then in such event any and all new, substituted or additional securities to which the Optionee is entitled by reason of the Optionee's ownership of the shares acquired upon exercise of the Option shall be immediately subject to the Unvested Share Repurchase Option, the Total Share Repurchase Option and the Right of First Refusal with the same force and effect as the shares subject to the Unvested Share Repurchase Option, the Total Share Repurchase Option and the Right of First Refusal immediately before such event.

12. NOTICE OF SALES UPON DISQUALIFYING DISPOSITION.

         If the Option is designated as an incentive stock option in the Grant Agreement, the Optionee shall comply with the provisions of this Section 12. The Optionee shall promptly notify the Chief Financial Officer of the Company or other authorized representative of the Company if the Optionee disposes of any of the shares acquired pursuant to the Option within one year after the date the Optionee exercises all or part of the Option or within two years after the Date of Grant. Until such time as the Optionee disposes of such shares in a manner consistent with the provisions of this Agreement, unless otherwise expressly authorized by the Company, the Optionee shall hold all shares acquired pursuant to the Option in the Optionee's name (and not in the name of any nominee) for the one-year period immediately after the exercise of the Option and the two-year period immediately after Date of Grant. At any time during the one-year or two-year periods set forth above, the Company may place a legend on any certificate representing shares acquired pursuant to the Option requesting the transfer agent for the Company's stock to notify the Company of any such transfers. The obligation of the Optionee to notify the Company of any such transfer shall continue notwithstanding that a legend has been placed on the certificate pursuant to the preceding sentence.

13. LEGENDS.

         The Company may at any time place legends referencing the Unvested Share Repurchase Option, the Total Share Repurchase Option, the Right of First Refusal, and any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section 13. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE OPTIONEE OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT."

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN UNVESTED SHARE REPURCHASE OPTION AND A TOTAL SHARE REPURCHASE OPTION IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OPTIONEE, OR

SUCH OPTIONEE'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION."

         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE CORPORATION AND THE REGISTERED OPTIONEE, OR SUCH OPTIONEE'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THIS CORPORATION."

         If this Option is designated an incentive stock option in the Grant
Agreement: "THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED BY THE CORPORATION TO THE REGISTERED OPTIONEE UPON EXERCISE OF AN INCENTIVE STOCK OPTION AS DEFINED IN SECTION 422 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED ("ISO"). IN ORDER TO OBTAIN THE PREFERENTIAL TAX TREATMENT AFFORDED TO ISOs, THE SHARES SHOULD NOT BE TRANSFERRED PRIOR TO ____________________. SHOULD THE REGISTERED OPTIONEE ELECT TO TRANSFER ANY OF THE SHARES PRIOR TO THIS DATE AND FOREGO ISO TAX TREATMENT, THE TRANSFER AGENT FOR THE SHARES SHALL NOTIFY THE CORPORATION IMMEDIATELY. THE REGISTERED OPTIONEE SHALL HOLD ALL SHARES PURCHASED UNDER THE INCENTIVE STOCK OPTION IN THE REGISTERED OPTIONEE'S NAME (AND NOT IN THE NAME OF ANY NOMINEE) PRIOR TO THIS DATE OR UNTIL TRANSFERRED AS DESCRIBED ABOVE."

14. PUBLIC OFFERING.

         The Optionee hereby agrees that in the event of any underwritten public offering of stock, including an initial public offering of stock, made by the Company pursuant to an effective registration statement filed under the Securities Act, the Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company or any rights to acquire stock of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such public offering; provided, however, that such period of time shall not exceed 180 days from the effective date of the registration statement to be filed in connection with such public offering. The foregoing limitation shall not apply to shares registered in the public offering under the Securities Act. The Optionee shall be subject to this Section 14 provided and only if the officers and directors of the Company are also subject to similar arrangements.

15. RESTRICTIONS ON TRANSFER OF SHARES.

         No shares acquired upon exercise of the Option may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Optionee), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Agreement and in no event, except pursuant to a Change of Control, until the date on which such shares become Vested Shares, and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any shares which will have been transferred in violation of any of the provisions set forth in this Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

16. BINDING EFFECT.

         Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

17. TERMINATION OR AMENDMENT.

         The Board may terminate or amend the Plan or the Option at any time; provided, however, that except in connection with a Change of Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation or is required to enable the Option designated as an incentive stock option in the Grant Agreement to qualify as an incentive stock option. No amendment or addition to this Agreement shall be effective unless in writing.

18. NOTICES.

         Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States mail, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown on the Notice or at such other address as such party may designate in writing from time to time to the other party.

19. INTEGRATED AGREEMENT.

         The Grant Agreement, this Agreement and the Plan constitute the entire understanding and agreement of the Optionee and the Company with respect to the subject matter contained herein and therein and there are no agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Grant Agreement and this Agreement shall survive any exercise of the Option and shall remain in full force and effect.

20. APPLICABLE LAW.

         This Agreement shall be governed by the laws of the State of Texas as such laws are applied to agreements between Texas residents entered into and to be performed entirely within the State of Texas.